As filed with the United States Securities and Exchange Commission on April 30, 2010

REGISTRATION STATEMENT NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEST COAST BANCORP
(Exact name of registrant as specified in its charter)

Oregon	93-0810577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard R. Rasmussen, Esq.
Executive Vice President, General Counsel and Secretary
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Matthew M. Guest, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐			Accelerated filer ☐
Non-accelerated filer ☐			Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE*
Title of each class of securities to be registered(1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed maximum aggregate offering price (1)(2)(3)(4)	Amount of registration fee (3)
Common Stock, no par value per share (together with related Preferred Stock Purchase Rights)	--	--	--	--
Preferred Stock, no par value per share	--	--	--	--
Warrants	--	--	--	--
Total	--	--	$100,000,000	$7,130.00

(1) This Registration Statement registers an indeterminate number of shares of common stock and preferred stock and warrants to purchase common stock or preferred stock as may be issued by the Registrant from time to time or at one time and at such prices and in such amounts as determined by the Registrant. The aggregate maximum offering price of all securities issued pursuant to this Registration Statement shall not exceed $100,000,000. Any securities registered hereunder may be sold separately, together or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion, redemption or settlement of or in exchange for identified classes of securities that provide for such conversion, redemption, settlement or exchange, upon exercise of warrants and/or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares or warrants as may be issuable with respect to the registered securities as a result of stock splits, stock dividends, recapitalizations or similar transactions. This Registration Statement also relates to the Preferred Stock Purchase Rights to purchase shares of Series C Junior Participating Preferred Stock of the Registrant, which are attached to all shares of common stock issued, pursuant to the terms of the Registrant’s Tax Benefit Preservation Plan, dated as of October 23, 2009. Until the occurrence of prescribed events, the Preferred Stock Purchase Rights are not exercisable, will be transferred with and only with common stock and are evidenced by certificates for the common stock.

(2) The proposed maximum offering price per unit of each class of security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3) Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2010

PROSPECTUS

$100,000,000

COMMON STOCK
PREFERRED STOCK
WARRANTS

     West Coast Bancorp may offer and sell from time to time the following securities separately or together in any combination:

     • common stock;

     • preferred stock; and/or

     • warrants.

     The preferred stock and warrants registered hereunder may be convertible, exercisable or exchangeable for shares of common or preferred stock. We will determine the amounts and types of securities we will sell, when to sell the securities, and the prices and other terms on which we will sell them. The aggregate offering price of the securities that we may issue under this prospectus will not exceed $100,000,000.

     We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and any prospectus supplement. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions, discounts or over-allotment options.

     Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

     You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest.

     Investing in our securities involves risks. Before investing in our securities, you should carefully consider the risks and uncertainties beginning on pages 5 and 8 of this prospectus respectively under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” in any applicable prospectus supplements and in the documents we file with the Securities and Exchange Commission.

     Our common stock is listed on the NASDAQ Global Select Market under the symbol “WCBO.” You are urged to obtain current market quotations of the common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

     None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any regulatory agency has approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus is April 30, 2010

     You should rely only on the information contained or incorporated by reference in this prospectus or relevant prospectus supplement. We have not authorized anyone to provide you with additional or different information. The information contained is accurate only as of the date of the prospectus or date of the document incorporated by reference, as applicable.

     The distribution of this prospectus and the offering and sale of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any securities in any jurisdiction in which any offer or invitation would be unlawful.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings:

     • common stock;

     • preferred stock; and/or

     • warrants.

     We refer to such common stock, preferred stock, and warrants collectively as “securities.” We may also issue common stock or preferred stock upon conversion, exchange, exercise, settlement or redemption of any of the securities listed above.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

     THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT WHICH INCLUDES THE SPECIFIC TERMS OF THAT OFFERING.

     You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

     In this prospectus, “we,” “our,” “ours,” and “us” refer to West Coast Bancorp, an Oregon bank holding company, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to the “Bank” means West Coast Bank, our principal operating subsidiary. We refer to the Securities and Exchange Commission as “the SEC.”

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.wcb.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

     This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus.

     We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) until the termination of this offering (including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement):

• our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any amendments thereto, filed with the SEC on March 11, 2010;

• our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 6, 2010, January 20, 2010 (as supplemented by the Current Report on Form 8-K/A filed on March 25, 2010), January 21, 2010, February 16, 2010, March 3, 2010 and April 30, 2010 (other than the portions of those documents “furnished” and not deemed to be “filed” under SEC rules);

• those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 16, 2010, deemed incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

• the description of our Preferred Stock Purchase Rights contained in the Form 8-A12B Registration Statement filed with the SEC on October 28, 2009, including any amendment or report filed with the SEC for the purpose of updating the description;

• the description of our common stock contained in the Form S-8 Registration Statement filed with the SEC on April 28, 2010, including any amendment or report filed with the SEC for the purpose of updating the description.

     To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is “furnished” to, rather than “filed” with, the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

5335 Meadows Road—Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
Attention: Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, supplements hereto and the documents incorporated by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Any statements containing the words “could,” “may,” “should,” “plan,” “believes,” “anticipates,” “estimates,” “predicts,” “expects,” “projects,” “potential,” or “continue,” or words of similar import, constitute “forward-looking statements,” as do any other statements that expressly or implicitly predict future events, results, or performance. The actual results of West Coast Bancorp could be quite different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ from results expressed or implied by our forward-looking statements include, without limitation:

• General economic conditions, whether national or regional, and conditions in real estate markets, that may affect the demand for our loan and other products, lead to further declines in credit quality and additional loan losses, negatively affect the value and salability of the real estate that we own or is the collateral for many of our loans and hinder our ability to increase lending activities;

• The effect of market conditions in our service areas on our efforts to continue to reduce our levels of nonperforming assets and increase loan originations;

• Changing bank regulatory conditions, policies, or programs, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or West Coast Bank in particular, increased costs, including deposit insurance premiums, the elimination or expiration of programs expanding deposit insurance coverage, regulation or prohibition of certain income producing activities, or changes in the secondary market for bank loan and other products;

• Competitive factors, including competition with community, regional and national financial institutions, that may lead to pricing pressures that reduce yields the Bank earns on loans and increase rates the Bank pays on deposits, the loss of our most valued customers, defection of key employees or groups of employees, or other losses;

• Increasing or decreasing interest rate environments, including the slope and level of the yield curve, that could lead to decreases in net interest margin, lower net interest and fee income, including lower gains on sales of loans, and changes in the value of the Company’s investment securities; and

• Changes or failures in technology or third party vendor relationships in important revenue production or service areas or increases in required investments in technology that could reduce our revenues, increase our costs, or lead to disruptions in our business.

     Forward-looking statements are subject to risks and uncertainties related to the Company’s ability to, among other things: dispose of properties or other assets obtained through foreclosures at expected prices and within a reasonable period of time; attract and retain key personnel; generate loan and deposit balances at projected spreads; sustain fee generation including gains on sales of loans; maintain asset quality and control risk; limit the amount of net loan charge-offs; adapt to changing customer deposit, investment and borrowing behaviors; control expense growth; and monitor and manage the Company’s financial reporting, operating and disclosure control environments.

     Any or all of these factors could have an adverse impact on our financial position and our results of operations. Some of these and other factors are discussed in this prospectus and supplements hereto under the caption “Risk Factors” and elsewhere in such documents and the documents incorporated by reference, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus, supplements thereto, and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

WEST COAST BANCORP

     West Coast Bancorp is an Oregon corporation headquartered in Lake Oswego, Oregon and registered with the Federal Reserve as a bank holding company. Our principal business activities are conducted through our commercial bank and primary operating subsidiary, West Coast Bank, an Oregon state-chartered bank with deposits insured by the Federal Deposit Insurance Corporation. With $2.7 billion in assets, West Coast Bank operates through 65 locations in Oregon and Washington. The Company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. Our website address is www.wcb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

RISK FACTORS

     An investment in our securities will involve risks. Before making an investment decision, you should read carefully and consider the risk factors incorporated by reference in this prospectus and any applicable prospectus supplement contained under the heading “Risk Factors” or elsewhere in such documents, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act, and the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K (also on file with the SEC and is incorporated herein by reference), and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the Company’s ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. The Company did not have any preferred stock outstanding as of the periods shown until the fourth quarter of 2009. The Company did not pay or accrue dividends on preferred stock for the periods shown. The Company did not have any amortized premiums or discounts related debt for the periods shown. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	Year ended December 31,		Year ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges
Including interest on deposits	N/A(1)	0.72(1)	1.34	1.87	2.28	2.68
Excluding interest on deposits	N/A(1)	N/A(1)	2.63	5.44	6.10	5.12

(1) Earnings were insufficient to meet fixed charges by approximately $110.5 million for the year ended December 31, 2009 and $13.9 million for the year ended December 31, 2008.

USE OF PROCEEDS

     The applicable prospectus supplement relating to a specific issuance of securities will set forth how we intend to use the net proceeds from sales of such securities.

DESCRIPTION OF SECURITIES THAT WE MAY OFFER

     This prospectus contains summary descriptions of our common stock, preferred stock, and warrants that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and any other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus. Oregon law and our Restated Articles of Incorporation and bylaws also qualify the terms of our securities. You are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our Restated Articles of Incorporation and bylaws by following the directions under the heading “Where You Can Find More Information.”

DESCRIPTION OF COMMON STOCK

     The following is a brief description of the terms of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, as well as Oregon law and the description of our common stock which is incorporated by reference herein through our previous filings with the SEC, including the description of our common stock contained in our S-8 Registration Statement filed with the SEC on April 28, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

General

     Our Restated Articles of Incorporation authorizes us to issue up to 250,000,000 shares of common stock, no par value. At March 15, 2010, there were 92,171,218 shares of common stock outstanding. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

     Additional shares of authorized common stock may be issued, as determined by our Board of Directors from time to time, without shareholder approval, except as may be required by applicable NASDAQ requirements.

     Voting Rights. Holders of our common stock are entitled to one vote per share with respect to each matter presented to shareholders for vote, except as may be provided in connection with our preferred stock, or as may otherwise be required by law or our Restated Articles of Incorporation. The common stock does not have cumulative voting rights.

     Dividends. Subject to the prior rights of holders of our preferred stock, holders of common stock are entitled to receive such dividends if, as and when lawfully declared from time to time by our Board of Directors. On September 23, 2009, we announced that we had suspended payment of cash dividends on our common stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our common stock until we are current on these interest payments. In addition, cash dividends from West Coast Bank are the primary source of funds for payment of cash dividends to our shareholders, and under an Order to Cease and Desist (the “Consent Order”) pursuant to a Stipulation and Consent by the Bank with the Federal Deposit Insurance Corporation (the “FDIC”) and the Oregon Division of Finance and Corporate Securities (the “DFCS”), the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. West Coast Bancorp is also prohibited from paying dividends under a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) and the DFCS without the prior consent of the Reserve Bank and the DFCS. We do not know when the Bank will receive regulatory approval to pay dividends to us in the future or when we will receive regulatory approval to accept any such dividends or pay dividends. Our preferred stock also features restrictions on dividend payments to holders of our common stock and has preference over our common stock with respect to the payment of dividends. Bank regulatory requirements, capital guidelines and federal and state law may also limit our ability to pay dividends.

     Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive the assets that are legally available for distribution to shareholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of our preferred stock are entitled.

     Other Rights. The common stock does not have preemptive, subscription or conversion rights.

     Listing. Our common stock is listed on the NASDAQ Global Select Market under the symbol “WCBO.”

     Transfer Agent. Wells Fargo Bank, National Association, is the transfer agent and registrar for our common stock.

     Fully Paid. The outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes some of the provisions in our Restated Articles of Incorporation, bylaws and Oregon law regarding our preferred stock that we may offer from time to time. The specific terms of a series of preferred stock that we may offer will be described in a prospectus supplement relating to that series of preferred stock and contained in articles of amendment to our articles of incorporation setting forth the designation and terms of the series. The following description, and any description of our preferred stock in a prospectus supplement, may not be complete and is qualified in all respects by reference to the provisions of our Restated Articles of Incorporation, our bylaws, Oregon law and the articles of amendment relating to the particular series of our preferred stock. We will file such articles of amendment with the SEC at or prior to the time of sale of shares of the applicable series of preferred stock. Also summarized below are the terms of the series of preferred stock we have previously designated, specifically our Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (the “Series A Preferred Stock”), our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Series B Preferred Stock”), and our Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”), which summaries are qualified in all respects by our Restated Articles of Incorporation.

General

     Under our Restated Articles of Incorporation, we have authority to issue up to 10,000,000 shares of preferred stock, no par value per share. As described further below, we currently have three designated series of preferred stock, the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock. As of March 15, 2010, there were no shares of Series A Preferred Stock, 121,328 shares of Series B Preferred Stock, and no shares of Series C Preferred Stock outstanding.

Authorization and Issuance

     Subject to Oregon law and the terms of our Restated Articles of Incorporation, our Restated Articles of Incorporation authorize our Board of Directors to, without further approval of the shareholders, issue preferred stock from time to time in one or more series, provided that such issuance shall be subject to the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting at which such action is submitted for approval if our Board of Directors has received notice of or is otherwise aware of any transaction or other event pursuant to which:

• any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, a subsidiary of the Company, an employee benefit or similar plan sponsored by the Company, or a person permitted to file reports of beneficial ownership of our common stock on Schedule 13G under the Exchange Act, is or proposes to become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company’s then outstanding securities; or

• the Company or any of its subsidiaries representing 50 percent or more of its assets would be a party to a merger or consolidation in which less than 50 percent of the outstanding voting securities of the surviving or resulting company or such surviving or resulting company’s parent would be owned in the aggregate by persons who were shareholders of the Company immediately prior to such merger or consolidation.

     Our Board of Directors, without stockholder approval, can authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of our common stockholders or other outstanding series of preferred stock.

     Our Board of Directors will determine the number of shares of each series as well as the designation, powers, privileges, preferences and rights of the shares of that series. Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below, unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the terms of the series of preferred stock in respect of which this prospectus is being delivered, including as to the below:

• the designation of the series, the number of shares offered and the stated value thereof if different from the par value thereof;

• the amount of the liquidation preference, if any, per share or the method of calculating that amount;

• the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

• the dividend rate, if any, or the method of calculating that rate, the dates on which dividends will be paid, whether dividends, if any, will be cumulative or non-cumulative, and the dates from which dividends will begin to cumulate, if applicable;

• the terms of redemption, if any;

• the terms of any sinking fund providing for the purchase or redemption of shares of each series;

• The rights and terms of conversion or exchange, if any;

• voting rights, if any;

• the relative ranking and preferences of that series as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up; and

• any other terms, rights, preferences, privileges, qualifications, limitations and restrictions of the series.

     Shares of our preferred stock, when issued against full payment of their purchase price, will be validly issued, fully paid and non-assessable.

Voting Rights

     The voting rights of preferred stock of any series will be described in the applicable prospectus supplement. Our Restated Articles of Incorporation provide that holders of preferred stock of a series may have such voting rights not in excess of one vote per share as may be provided in respect of a particular series of preferred stock

Dividends

     The holders of shares of preferred stock of a series will be entitled to receive dividends, out of funds legally available therefor, at the rate and at the time or times as may be provided in respect of a particular series of preferred stock. Dividends may be cumulative or noncumulative and at rates that may be fixed, variable or both. If such dividends are cumulative, and if dividends shall not have been paid, then the deficiency shall be fully paid or the dividends declared and set apart for payment before any dividends on the common stock shall be paid or declared and set apart for payment. Unless otherwise provided in respect of a particular series of preferred stock, the holders of the preferred stock would not be entitled to receive any dividends thereon other than the dividends referred to above. The nature, amount, rates, timing and other details of dividend rights for a series of preferred stock will be described in the applicable prospectus supplement and may be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement.

     We may not pay any cash dividends on preferred stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Consent Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

Liquidation Rights

     The liquidation rights of a particular series of preferred stock will be described in the applicable prospectus supplement. Our Restated Articles of Incorporation provide that in the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, then, before any distribution may be made to the holders of the common stock, the holders of the preferred stock of a series would be entitled to be paid the preferential amount or amounts as may be provided in respect of a particular series of preferred stock per share and dividends accrued thereon to the date of such payment. Furthermore, the holders of the preferred stock are not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Company other than such distributive amounts described above, unless otherwise provided in respect of a particular series of preferred stock.

Conversion and Exchange

     Shares of a particular series of preferred stock may be convertible or converted into common stock or other securities of the Company on such terms and conditions as may be provided in respect of that series. The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Redemption

     The terms on which any series of preferred stock may be redeemed will be described in the applicable prospectus supplement. The preferred stock of a series may be redeemed in such amount or amounts, and at such time or times, if any, as may be provided in respect of a particular series of preferred stock. Preferred stock may be repurchased by the Company to the extent legally permissible.

Other Rights

     The shares of a series of preferred stock may have the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be described in the applicable prospectus supplement, our Restated Articles of Incorporation, or as otherwise required by law.

Title

     We, the transfer agent and the registrar for a series of preferred stock, and any of our or their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purposes.

Series A Preferred Stock

     The number of authorized shares of Series A Preferred Stock is 571,151. Shares of Series A Preferred Stock have no par value and the liquidation preference of the Series A Preferred Stock is $100 per share. There are no shares of Series A Preferred Stock presently outstanding, and the Company has no current intention to issue additional shares of Series A Preferred Stock. The Company originally authorized 2,000,000 shares of Series A Preferred Stock and issued 1,428,849 shares; however, all 1,428,849 shares of Series A Preferred Stock that were issued were mandatorily converted into 71,442,450 shares of common stock in accordance with the terms of the Series A Preferred Stock and, in accordance with such terms, have resumed the status of authorized but unissued Preferred Stock, undesignated as to series and available for future issuance.

Series B Preferred Stock

     Authorized Shares and Liquidation Preference. The number of authorized shares of Series B Preferred Stock is 600,000. Shares of Series B Preferred Stock have no par value and the liquidation preference of the Series B Preferred Stock is $100 per share.

     Ranking. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with our other authorized series of preferred stock and with each other class or series of preferred stock, established after the date of issuance of the Series B Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to our common stock and each other class or series of capital stock outstanding or established after the date the Series B Preferred Stock is first issued, the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company. The Company has the right to authorize and issue additional shares or classes or series of junior securities or parity securities without the consent of the holders of Series B Preferred Stock.

     Dividends. If our Board of Directors declares and pays a cash dividend in respect of any shares of common stock, then our Board is required to declare and pay to the holders of the Series B Preferred Stock a cash dividend in an amount per share equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which each share of Series B Preferred Stock is then convertible.

     As described above, we may not pay any cash dividends on preferred stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Consent Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

     Restrictions on Repurchase of Junior Securities. For as long as the Series B Preferred Stock remains outstanding, subject to limited exceptions, the Company is prohibited from paying dividends on any share of our common stock or other junior securities and from redeeming, purchasing or acquiring any shares of our common stock or other junior securities if and for so long as declared dividends on the Series B Preferred Stock for the then-current dividend period have not been paid in full (or alternatively, declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock).

     Rights Upon Liquidation. In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled, for each share of Series B Preferred Stock held, to (1) the liquidation preference per share of Series B Preferred Stock, plus any accrued but unpaid dividends, plus (2) an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of common stock into which such shares of Series B Preferred Stock could have been converted on a date at least ten business days before the first liquidating distribution is made on Series B Preferred Stock. In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption. The Series B Preferred Stock is not redeemable.

     Mandatory Conversion. Each share of Series B Preferred Stock mandatorily converts into shares of our common stock following completion of the transfer of that share to a third party in (1) a widespread public distribution, (2) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Company or (3) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the holder. To the extent that conversion of the Series B Preferred Stock would cause the holder to be subject to the receipt of required regulatory approvals, delivery of our common stock would be delayed until any required regulatory approvals are obtained.

     The number of shares of our common stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the base value by the then applicable conversion price. Cash will be paid in lieu of any fractional shares issuable upon any conversion based on the price of our common stock at the time. The initial conversion price of Series B Preferred Stock is $2.00 per share of common stock into which it is converted and the initial number of shares into which one share of Series B Preferred Stock is convertible is 50.

     Anti-Dilution Provision. The conversion price of Series B Preferred Stock is subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions) in the event that we take certain actions described in our Restated Articles of Incorporation, such as:

• pay dividends or other distributions on our common stock in shares of common stock;

• subdivide, split or combine the shares of our common stock;

• subject to certain exceptions and limitations, issue to holders of our common stock rights or warrants entitling them to purchase our common stock at less than the then-current market price;

• distribute to holders of our common stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

• make a cash distribution to holders of our common stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (2) cash distributed in a reorganization event or spin-off, (3) upon liquidation, dissolution or winding-up and (4) in connection with a tender or exchange offer by us; and

• complete a tender or exchange offer for our common stock where the consideration exceeds the closing price (as defined in the articles of amendment for the applicable series of preferred stock) per share of our common stock.

     In addition, if we enter into certain transactions described in our Restated Articles of Incorporation, each holder of Series B Preferred Stock will have the right to receive securities, cash and other property based on the amount that would have been received had the holder held the number of shares of common stock into which such holder’s Series B Preferred Stock is convertible at the time of the transaction.

     Voting Rights. Except as set forth below, holders of Series B Preferred Stock will not have any voting rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, the vote or consent of the holders of three-quarters of the outstanding shares of Series B Preferred Stock voting as a single class with all other classes and series of parity stock having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for (1) any amendment of our Restated Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets on our liquidation, (2) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our Restated Articles of Incorporation or our Bylaws that would alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect them significantly and adversely or (3) the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under Oregon law if the Company shall have complied with certain notice requirements with respect to such transaction

     Transfer Agent. Wells Fargo Bank, National Association, serves as the transfer agent, registrar, payment agent and conversion agent for our Series A Preferred Stock and Series B Preferred Stock.

Series C Preferred Stock

     The Series C Preferred Stock is issuable in connection with, and pursuant to, our Tax Benefit Preservation Plan, adopted by our Board of Directors on October 23, 2009, and approved by shareholders at a meeting held on April 27, 2010. The provisions of the Plan, the associated Preferred Stock Purchase Rights and the Series C Preferred Stock issuable in connection with the Plan are described in detail in the Company’s registration statement on Form 8-A12B filed with the SEC on October 28, 2009 which is incorporated herein by reference. Our Board adopted the Tax Benefit Preservation Plan in an effort to preserve shareholder value by attempting to protect against a possible limitation on the Company’s ability to use certain tax attributes. In general, the Tax Benefit Preservation

Plan and any related issuance of Series C Preferred Stock would cause substantial dilution to any person or group who attempts to acquire a significant interest in the Company without advance approval from our Board.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase common stock, preferred stock, or other securities of the Company or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

     The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following items:

• the title and specific designation of the warrants;

• the aggregate number of warrants offered; • the amount of warrants outstanding, if any;

• the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

• the exercise price or prices of the warrants;

• the dates or periods during which the warrants are exercisable;

• the designation and terms of any securities with which the warrants are issued;

• if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

• if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

• any minimum or maximum amount of warrants that may be exercised at any one time;

• the anti-dilution provisions of the warrants, if any;

• if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

• any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

• any other terms of the warrants.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

ANTI-TAKEOVER PROVISIONS

     Oregon law. The Oregon Control Share Act (“OCSA”) regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder’s ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders.

     The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

     A corporation may opt out of the OCSA by provision in the corporation’s articles of incorporation or bylaws. The Company has not opted out of the OCSA.

     Except under certain circumstances, the Oregon Business Corporation Act (“OBCA”) also prohibits a “business combination” between a corporation and an “interested shareholder” (in the case of the OBCA) within three years of the shareholder becoming an “interested shareholder.” Generally, an “interested shareholder” is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A “business combination” is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

     A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written counsel) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

     These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA; (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such consummation or abandonment of certain transactions, including mergers and tender offers. The Company has not opted out of the OBCA.

     Number of Directors; Removal; Filling Vacancies. Our Restated Articles of Incorporation provide that the number of directors will be not fewer than eight or more than 20, with the exact number to be fixed by resolution of our Board of Directors adopted by at least 75% of the whole board. In addition, our Restated Articles of Incorporation provide that any vacancies, or newly created directorships, may be filled by our Board of Directors as opposed to shareholders.

     According to our Restated Articles of Incorporation, no director may be removed from office without cause except by a vote of two thirds of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal shall exist only if our Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence, willful misconduct, or dishonesty of the director whose removal is proposed.

     Shareholder Action by Written Consent. Our bylaws provide that shareholder action can be taken without a meeting by written consent only if a written consent resolution, setting forth the action taken, is signed by all shareholders entitled to vote on the action and is delivered to the corporation. As a result, consideration of a shareholder proposal may be delayed until the next annual meeting unless a special meeting is called by our Board of Directors, the president or the president at the request of 10 percent or more of our shares entitled to vote on an issue proposed for consideration by shareholders.

     Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of our shareholders. Only persons who are nominated by, or at the direction of, our Board of Directors, or by a shareholder who has given timely written notice to our corporate secretary prior to the meeting at which directors are to be elected, are eligible for election as directors of West Coast Bancorp. The business to be conducted at an annual meeting is limited to business brought before the meeting by, or at the direction of, our Board or by a shareholder who has given timely written notice to the Secretary of his or her intention to bring such business before such meeting.

     Notice of a shareholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered not less than 60 days in advance of a meeting, provided that if the date of such annual meeting of shareholders has not been publicly announced by the Company more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting.

     Any shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by certified mail, postage prepaid, addressed to the secretary at the corporation’s executive offices not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to the date of such meeting (provided that if the date of such annual meeting of shareholders has not been publicly announced by the corporation more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     A shareholder’s notice proposing to nominate a person for election as a director must contain certain information specified in our bylaws. Similarly, a shareholder’s notice relating to the conduct of business other than the nomination of directors must contain information about that business and about the proposing shareholder as specified in our bylaws. If the chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the bylaw provisions summarized above, the person will not be eligible for election as a director or the proposed business will not be conducted at the meeting, as the case may be.

     Accordingly, our bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed. Also, they may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial, to the Company and our shareholders.

     Blank Check Preferred Stock. Subject to certain limitations, our Board of Directors has the authority to designate the rights and preferences of, and issue one or more series of, preferred stock without shareholder approval as discussed above under “Description of Preferred Stock.” The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

     Approval of Mergers, Consolidations, and Sale of Substantial Assets. Our Restated Articles of Incorporation impose heightened shareholder approval requirements for certain change in control transactions or sales of all or substantially all of the assets of the Company and its subsidiaries if such transactions have not been approved by our Board of Directors by the affirmative vote of more than 75% of our directors. Under the articles, a “change in control” occurs if any person acquires beneficial ownership of 30% or more of our outstanding common stock, the Company is merged or consolidated with another company and as a result less than 50% of the voting securities of the surviving company are owned by our shareholders immediately prior to the transaction, or upon the occurrence of other specified transactions. In the absence of prior board approval (by more than 75% of the directors), change in control transactions and sales of all or substantially all of the Company’s assets require the affirmative vote of 66 1/3% of shares entitled to be voted. This provision of the Restated Articles of Incorporation may not be amended or repealed unless such amendment or repeal is approved by more than 75% of the directors or receives the affirmative vote of 66 2/3% of all classes of stock entitled to vote.

     Consideration of Non-Monetary Factors. Our Restated Articles of Corporation authorize the Board of Directors of the Company, when evaluating any offer of another party to (a) make a tender or exchange for any equity security of the Company, (b) merge or consolidate the Company with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, to, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located.

     Tax Benefit Preservation Plan. Our Board of Directors adopted a Tax Benefit Preservation Plan on October 23, 2009; the plan was subsequently approved by shareholders at a meeting held on April 27, 2010. The provisions of the Tax Benefit Preservation Plan are described in detail in the registration statement on Form 8-A12B that we previously filed with the SEC and which is referenced in the section below entitled “Information Incorporated by Reference.” The Board adopted the Tax Benefit Preservation Plan in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use certain tax attributes, but the plan may be deemed to have an anti-takeover effect. The Tax Benefit Preservation Plan will cause substantial dilution to any person or group who attempts to acquire a significant interest in the Company without advance approval from our Board of Directors. As a result, one effect of the Tax Benefit Preservation Plan may be to render more difficult or discourage any attempt to acquire the Company. Specifically, the Tax Benefit Preservation Plan will work to impose a significant penalty on any person or group which becomes the “Beneficial Owner” (as such term is defined in the Tax Benefit Preservation Plan) of 4.9% or more of the Company’s outstanding common stock after October 23, 2009, without the approval of the Board. A shareholder who was a Beneficial Owner of 4.9% or more of the outstanding common stock as of October 23, 2009, will not trigger the rights so long as such shareholder does not (i) become the Beneficial Owner of additional shares of common stock representing 0.2% or more of the shares of common stock then outstanding or (ii) become the Beneficial Owner of less than 4.9% ownership of the outstanding common stock and then reacquire shares that would result in such shareholder becoming the Beneficial Owner of 4.9% or more of the outstanding common stock. The Board may, in its sole discretion, exempt any person or group for purposes of the Tax Benefit Preservation Plan if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests.

PLAN OF DISTRIBUTION

     The distribution of these securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     We may sell the securities offered under this prospectus in public offerings through one or more underwriters or dealers, through other agents, or directly to one or more purchasers or a combination thereof. Underwriters and agents in any distribution contemplated hereby will be named in the applicable prospectus supplement. The terms of any distribution, including, but not limited to, “at the market” equity offerings as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), will also be set forth in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any method permitted by law, including sales deemed to be an “at the market” equity offerings, which includes sales made directly on or through the facilities of the NASDAQ Global Select Market (the existing trading market for our common stock), or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale, or sales made to or through a market maker other than on an exchange.

     Underwriters, dealers and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

     This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

     We may have agreements with the underwriters, dealers and agents, including our affiliates, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.

     Any securities issued hereunder will be new issuances of securities with no established trading market (except for common stock, which is listed on the NASDAQ Global Select Market). If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market-making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

     Shares of our common stock are authorized for quotation and trading on the NASDAQ Global Select Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities market or other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.

LEGAL MATTERS

     Certain legal matters concerning the securities offered pursuant to this prospectus will be passed upon for us by Miller Nash LLP, Portland, Oregon. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$ 7,130.00
*Legal fees and expenses	*
*Accounting fees and expenses	*
*Printing costs	*
*Mailing and other miscellaneous expenses	*
*Total	$ *
*Expenses will depend upon the total number of issuances and the value or number of the securities that may be issued. Accordingly, these expenses cannot be estimated at this time, but will be filed by amendment or in one or more Current Reports on Form 8-K.

Item 15. Indemnification of Directors and Officers

     The OBCA requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation’s articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the OBCA allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

     However, the OBCA does not permit indemnification in the case of any proceeding by or in the right of the corporation (a derivative action), if the individual was adjudged liable to the corporation; or in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, if the individual was adjudged liable on the basis that he or she improperly received a personal benefit.

     The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

     The indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under a corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

     Article V of the Restated Articles of Incorporation provides that the Company will indemnify each of its directors to the fullest extent permissible under the OBCA and permits the Company to indemnify its officers, employees, and agents. Section 5 of the bylaws of the Company requires such indemnification for directors and officers, or any individual who, while a director of the corporation, is or was serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability and expenses, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party. However, the Company will not provide indemnification when (1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to the Company in a proceeding by or in the right of the Company; or (3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. The Company may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to employees and agents of the Company. Indemnification rights and procedures, including entitlement to advances of expenses, are set forth in more detail in the Company’s bylaws.

     The Company has also entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the Company and its banking subsidiary will indemnify its directors and officers who are parties to an indemnification agreement to the fullest extent permitted under the OBCA and the Company’s Restated Articles of Incorporation and bylaws against expenses and liabilities incurred in specified actions, suits or proceedings.

     ORS 60.367 provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the OBCA or the articles of incorporation and (b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct described in ORS 60.357.

Item 16. Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, West Coast Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on April 30, 2010.

WEST COAST BANCORP

By: /s/ Richard R. Rasmussen
Name: Richard R. Rasmussen
Title: Executive Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of April 30, 2010.

Signature	Title

*	President, Chief Executive Officer and Director
Robert D. Sznewajs	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Anders Giltvedt	(Principal Financial Officer)

*	Senior Vice President and Controller
Kevin M. McClung	(Controller)

*	Director, Chairman of the Board
Lloyd D. Ankeny

*	Director
Simon Glick

*	Director
Duane C. McDougall

*	Director
Steven J. Oliva

*	Director
John T. Pietrzak

*	Director
Steven N. Spence

*	Director
Nancy A. Wilgenbusch, Ph.D.

*By: /s/ Richard R. Rasmussen
Richard R. Rasmussen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement or Distribution Agreement.*
4.1	Restated Articles of Incorporation (as amended through January 20, 2010). Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 11, 2010.
4.2	Amended and Restated Bylaws of the Company (as amended through February 9, 2010).
Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 11, 2010.
4.3	Form of Class C Warrant. Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed October 28, 2009.
4.4	Tax Benefit Preservation Plan, dated as of October 23, 2009, between West Coast Bancorp and Wells
Fargo Bank, National Association. Incorporated by reference to Exhibit 4.4 to the Company’s Current
Report on Form 8-K filed October 28, 2009.
4.5	Articles of Amendment of Preferred Stock.*
4.6	Form of Preferred Stock Certificate.*
4.7	Form of Warrant and Warrant Certificate.*
5.1	Opinion of Miller Nash LLP.*
12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Miller Nash LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.

* To be subsequently filed (if applicable) by amendment, as an exhibit to a document incorporated by reference herein or on a current report on Form 8-K.